Exhibit 99.3

Autolus Limited

Lock-Up Agreement

                 , 2018

Goldman Sachs & Co. LLC

Jefferies LLC

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282-2198

c/o Jefferies LLC

520 Madison Avenue

New York, NY 10022

Re: Autolus Limited - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), in connection with a proposed public offering of the equity securities, whether in the form of ordinary shares or otherwise (the “Shares”), of Autolus Limited, a private limited company organized under the laws of England and Wales (“Autolus Limited”), or of an entity resulting from, or which becomes the ultimate parent company that owns, directly or indirectly, 100% of the outstanding voting securities of Autolus Limited as a result of, any reorganization, conversion or other restructuring, including by way of a merger or other business combination transaction (any such transaction, a “Reorganization”), or that is a successor in interest to Autolus Limited (with Autolus Limited or such ultimate parent entity, as the case may be, being referred to as the “Company,” and the outstanding voting securities of the Company being referred to as the “Equity Securities”), pursuant to a Registration Statement on Form F-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares (the “Offering”), and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning on the date of this Lock-Up Agreement and continuing to and including the date that is 180 days after the date set forth on the cover of the final prospectus (the “Prospectus”) used to sell the Shares (the “Lock-Up Period”) pursuant to the Underwriting Agreement, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Equity Securities of the Company, or any options or warrants to purchase any Equity Securities of the Company, or any securities convertible into, exchangeable for or that represent the right to receive Equity Securities of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively, the “Undersigned’s Securities”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities, even if such Undersigned’s Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned’s Securities. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the Offering.

The foregoing restriction shall not apply to any transfer or disposition by the undersigned in connection with any Reorganization described in the Prospectus, provided that any Equity Securities received by the undersigned in connection with such Reorganization shall be subject to the restrictions set forth in this Lock-Up Agreement.

In addition, the undersigned agrees that, during the Lock-Up Period, without the prior written consent of the Representatives on behalf of the Underwriters, (a) the undersigned will not request, make any demand for or exercise any right with respect to, the registration of any Equity Securities or any security convertible into or exercisable or exchangeable for Equity Securities, and (b) the undersigned waives any and all notice requirements and rights with respect to the registration of any such Equity Securities pursuant to any agreement, understanding or otherwise to which the undersigned is a party. In addition, the undersigned hereby waives any and all preemptive rights, participation rights, resale rights, rights of first refusal and similar rights that the undersigned may have in connection with the Offering or in connection with any Reorganization that may be consummated before or in connection with the Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Equity Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer or otherwise dispose of the Undersigned’s Equity Securities (and the foregoing restrictions shall not apply to such transfers or dispositions):

(i)	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value,

(ii)	to any member of the immediate family of the undersigned or any trust or other legal entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value,

(iii)	by will or intestacy, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value,

(iv)	to the Company to the extent required in order to satisfy the exercise price and/or any income, employment tax withholding and remittance obligations upon the vesting or exercise of an option or other award granted under a stock incentive plan or stock purchase plan of the Company described in the Prospectus or the conversion or exercise of a warrant of the Company described in the Prospectus,

(v)	with the prior written consent of the Representatives on behalf of the Underwriters,

(vi)	acquired in the Offering, or in open market transactions following the Offering,

(vii)	as part of a distribution, transfer or disposition without consideration by the undersigned to its limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), provided that the transferee agrees to be bound in writing by the restrictions set forth herein and provided further that there shall be no further transfer of such Equity Securities except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value,

(viii)	in connection with the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that (A) no public report or filing under Section 16 of the Exchange Act shall be required during the Lock-Up Period, (B) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment of such plan during the Lock-Up Period and (C) no sale or other transfer of Equity Securities pursuant to such plan may occur during the Lock-Up Period,

(ix)	in connection with the conversion of any convertible security into Equity Securities, but excluding any exercise of any option or warrant for Equity Securities, provided that such securities are described in the Prospectus and any such Equity Securities received shall be subject to the terms of this Lock-Up Agreement,

(x)	to the Company pursuant to any contractual arrangement in effect on the date of this Lock-Up Agreement and described in the Prospectus that provides for the repurchase of the Undersigned’s Securities by the Company in connection with the termination of the undersigned’s employment or other service relationship with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such Equity Securities; provided further that any filing under Section 16 of the Exchange Act relating to such disposition shall clearly indicate in the footnotes thereto that the shares were repurchased or reacquired by the Company pursuant to such repurchase right,

(xi)	pursuant to a merger, consolidation, or other similar transaction approved by the Company’s board of directors and made with or offered to all holders of the Company’s Equity Securities resulting in a change in the ownership of 90% of the voting capital stock of the Company that is made or offered after the Offering (a “Change of Control”), provided that, in the event that such Change of Control is not completed, the Undersigned’s Securities shall remain subject to the restrictions contained in this Lock-Up Agreement and title to the Undersigned’s Securities shall remain with the undersigned, and

(xii)	by operation of law, including pursuant to a domestic order or negotiated divorce settlement, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value,

In addition, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (ix), (x) and (xii) above, it shall be a condition to such transfer that no filing under the Exchange Act nor any other public filing or disclosure of such transfer by or on behalf of the undersigned reporting a reduction in beneficial ownership of the Undersigned’s Securities shall be required or voluntarily made during the Lock-Up Period (other than a required filing on Schedule 13G, Schedule 13G/A or Form 13F). With respect to clause (ix) above, any filing under the Exchange Act, if required to be made, shall clearly indicate in the footnotes thereto that the filing relates to the conversion of a convertible security into, or the exercise of any option or warrant for, the Equity Securities, that no Equity Securities were sold by the reporting person and that the Equity Securities received upon such conversion or exercise are subject to a lock-up agreement. With respect to clause (viii) above, any filing under the Exchange Act, if required to be made, shall clearly indicate in the footnotes thereto that no transfer of Equity Securities may be made under such plan during the Lock-Up Period. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin. The undersigned now has, and except as contemplated by clause (i), (ii) or (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Securities, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Securities except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement (and for the avoidance of doubt, the Lock-Up Period described herein) and the related restrictions shall automatically terminate and become null and void upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Representatives, on behalf of the Underwriters, on the one hand, or the Company, on the other hand, advising the other in writing that they have or it has determined not to proceed with the Offering, (ii) the registration statement with respect to the Offering is withdrawn, (iii) the termination of the Underwriting Agreement (other than the provisions thereof which survive termination) prior to the sale of any Shares by the Underwriters and (iv) September 30, 2018, in the event the initial closing of the Shares to be sold under the Underwriting Agreement has not occurred prior to such date.

[Signature page follows.]

Very truly yours,

Name (Print exact name)

By:
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Lock-Up Agreement]